Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE: February 11, 2004

CONTACT:	Kevin M. Tomlinson	Patrick W. Hurley
	Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC.  REPORTS SECOND QUARTER UNAUDITED RESULTS

Denver, Colorado - February 11, 2004 - Sport-Haley, Inc. (NASDAQ NMS – SPOR) (the “Company”) today reported unaudited earnings for the fiscal quarter and six months ended December 31, 2003.

Net sales for the fiscal quarter ended December 31, 2003 were approximately $4,763,000, an increase of $722,000 or 18%, from net sales of approximately $4,041,000 for the same quarter in the prior fiscal year. Net sales for the six months ended December 31, 2003, were approximately $9,075,000, an increase of $1,253,000 or 16%, from net sales of approximately $7,822,000 for the same six-month period in the previous fiscal year.

Management primarily attributes the increase in net sales to the continued growth of its Ben Hogan® apparel collections within upscale golf apparel markets. Net sales of Ben Hogan® apparel for the fiscal quarter and six months ended December 31, 2003, totaled approximately $1,410,000, or 30% of total net sales for the fiscal quarter, and $2,736,000, or 30% of total net sales for the six-month period, respectively. Comparatively, net sales of Ben Hogan® apparel for the fiscal quarter and six months ended December 31, 2002, totaled approximately $829,000, or 21% of total net sales for the fiscal quarter, and $1,466,000, or 19% of total net sales for the six-month period, respectively.

The Company’s gross profit, as a percentage of sales, was approximately 39% for the quarter and six months ended December 31, 2003, respectively, and 39% for the same periods in the prior fiscal year.

“The Company’s net revenues and gross margins were generally as expected,” stated Kevin M. Tomlinson, Chief Executive Officer. “The increase in net revenues is, once again, directly attributable to the continued sales growth of our Ben Hogan® apparel collections. Net revenues associated with our more mature HALEY® branded apparel collections remain flat at best and are indicative of the lingering adverse market conditions prevalent throughout the golf apparel industry. Nevertheless, our advance bookings indicate that the overall trend of increasing revenues will continue throughout the current fiscal year.”

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“We are pleased to have maintained a 39% gross margin throughout the six-month period,” continued Mr. Tomlinson. “We were able to maintain the 39% gross margin even though we recorded a charge of approximately $133,000 to revalue our previous seasons inventories during the December quarter. While we still have a significant amount of excess prior seasons inventories on hand, market conditions relating to such merchandise appear to be improving, and we expect to sell a large portion of the excess inventories before the end of this fiscal year.”

Selling, general and administrative expenses for the fiscal quarter ended December 31, 2003, increased by approximately $283,000, or 17%, to $1,901,000 from $1,618,000 for the same three-month period in the prior fiscal year. Selling, general and administrative expenses for the six months ended December 31, 2003, increased by approximately $438,000, or 13%, to $3,846,000 from $3,408,000 for the same six-month period in the prior fiscal year. Selling, general and administrative expenses were approximately 40% and 42% of net sales for the fiscal quarter and six months ended December 31, 2003, as compared with 40% and 44% for the same periods in the prior fiscal year.

“The vast majority of increases in selling, general and administrative expenses are directly related to increases in sales commissions and royalties associated with the corresponding increase in Ben Hogan® apparel sales. While selling, general and administrative expenses increased by 17% and 13% for the quarter and six-month period, when compared with the same periods last year, the corresponding Ben Hogan® sales increased by 70% and 87%, respectively,” stated Mr. Tomlinson.

Net income for the fiscal quarter ended December 31, 2003, was approximately $11,000, an increase of $1,000, or 10%, when compared with net income of $10,000 for the same quarter in the prior fiscal year. Net loss for the six months ended December 31, 2003, was approximately ($150,000), and improvement of $13,000, or 8%, when compared with the net loss of ($163,000) for the same six-month period in the prior fiscal year.

“We implemented a new operations software system in January and anticipate utilizing the system to better control inventory levels and to improve many other business operations. We also recently overhauled the management structure of our sales organizations, including the promotions of Mark Maley, Mitch Wise and Barry Hyman,” stated Mr. Tomlinson. “We enjoyed strong acceptance of all of our product lines at the recent PGA tradeshow in Orlando, Florida, and we plan to continue implementing sales growth initiatives, including the anticipated launch of Top-Flite® branded apparel in mid-summer. Accordingly, we look forward to a promising Fall 2004 booking season.”

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men’s and women’s fashion golf apparel and outerwear under the HALEY® label and premium men’s apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States. Sport-Haley is currently designing and developing lines of good quality men’s and women’s golf apparel under the Top-Flite® label that will be marketed primarily in the lower-price markets, through a network of independent sales representatives and distributors, to golf professional shops and specialty retail stores throughout the United States and internationally. Sport-Haley anticipates introducing the initial lines of Top-Flite® during the summer of 2004.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; general economic conditions resulting from threats or acts of war or terrorism; risks associated with an increasing percentage of sales relating to licensed apparel; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; loss or reduced manufacturing capacity of significant suppliers; loss or delay of shipments of finished goods from foreign suppliers; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

SPORT-HALEY, INC.
Consolidated Unaudited Financial Information
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Statements of Income Data:

Net sales	$4,763	$4,041	$9,075	$7,822

Gross profit	1,858	1,558	3,498	3,036

Loss from operations	(43)	(60)	(348)	(372)

Other income, net	71	62	125	105

Net income (loss)	11	10	(150)	(163)

Diluted earnings (loss) per common share	$0.01	$0.00	$(0.06)	$(0.06)

Diluted average weighted shares outstanding	2,706	2,710	2,445	2,699

	December 31,
	2003	2002
Balance Sheet Data:

Working capital	$18,894	$20,282

Current assets	20,530	22,025

Total assets	21,993	23,107

Current liabilities	1,636	1,743

Long-term liabilities	—	—

Shareholders’ equity	20,357	21,364

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